 Exhibit 10.1

Amendment to Rothschild Inc. Engagement Letter

GYRODYNE COMPANY OF AMERICA, INC.

ONE FLOWERFIELD
SUITE 24
ST. JAMES, NEW YORK 11780
P - (631) 584-5400
F - (631) 584-7075
www.gyrodyne.com

March 12, 2014

Rothschild Inc.
1251 Avenue of the Americas
New York, NY 10020

Gentlemen:

Reference is made to the letter agreement, dated as of August 8, 2012, by and between Rothschild Inc. ("Rothschild") and Gyrodyne Company of America, Inc. ("Gyrodyne").

In order to amend the letter agreement, and in consideration of the terms contained herein, the parties agree as follows:

1. As used herein, "first dividend" shall mean the distribution by Gyrodyne on December 30, 2013 of cash and limited liability company interests in Gyrodyne Special Distribution, LLC, a New York limited liability company ("GSD"). "Second dividend" shall mean distribution by Gyrodyne on January 31, 2014 of Dividend Notes in an aggregate principal amount of $16,150,000.

2. Within two (2) days of the execution hereof, Gyrodyne will pay to Rothschild a cash amount equal to $970,967.14 in full satisfaction of any and all amounts due or alleged to be due under the letter agreement by reason of the first dividend, the second dividend or any other corporate transaction of Gyrodyne publicly announced prior to the date hereof or any amount that might have otherwise become due by reason of the second sentence of Paragraph 7 of the letter agreement. For the avoidance of doubt, the foregoing shall not affect any of Rothschild's rights or Gyrodyne's obligations under the indemnification agreement, dated as of August 8, 2012 (the "Indemnification Agreement"), between Gyrodyne and Rothschild.

3. As of the date hereof, the letter agreement shall be deemed terminated for the purposes of Paragraph 7 of the letter agreement (and any required notice of such termination is hereby waived). The second sentence of Paragraph 7 of the letter agreement shall be deleted and of no further force and effect.

The provisions of paragraphs 3, 5, 6, 7 (as amended by the preceding sentence of paragraph 3 of this agreement), 8, 9, 10 and 11 of the letter agreement shall remain in full force and effect. In addition, the Indemnification Agreement shall survive termination of the letter agreement and shall remain unmodified and in full force and effect. Notwithstanding the termination of the letter agreement, Rothschild will reasonably cooperate with any reasonable requests made by Gyrodyne to facilitate the filing and effectiveness of the Form S-4 Registration Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the proposed merger of Gyrodyne and GSD into Gyrodyne LLC (the "Merger"). As a condition to the effectiveness of the Merger, Gyrodyne shall cause the successor company in the Merger to expressly assume Gyrodyne's obligations under the letter agreement, including, without limitation, Gyrodyne's obligations under the Indemnification Agreement.

Very truly yours,
GYRODYNE COMPANY OF AMERICA, INC.

By: ______________________
Name: Frederick C. Braun, III
Title: President & CEO

Agreed:
ROTHSCHILD INC.

By: ______________________
Name: Steve Lipman
Title: Managing Director